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GARGOYLES(R)                                                             EX 99.2
PERFORMANCE EYEWEAR                 NEWS
FOR IMMEDIATE RELEASE               CONTACT:

May 21, 1997                        Doug Hauff, Gargoyles
                                    (206) 872-6100, x3400

                                    Rich Scaglione, Buntin Public Relations
                                    (615) 244-5720

      GARGOYLES COMPLETES ACQUISITION OF PRIVATE EYES SUNGLASS CORPORATION

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                ADDS ELLEN TRACY EYEWEAR TO ITS BRAND COLLECTION

   KENT, Wash. -- Gargoyles, Inc. (NASDAQ:GOYL) has completed its acquisition of Norwell, Mass.-based Private Eyes Sunglass Corporation, the licensee for Ellen Tracy eyewear.

   Private Eyes, which becomes a Gargoyles subsidiary, was founded in 1977. The company is also the North American distributor for Emmanuelle Khanh Paris Eyewear and a manufacturer of its own high-quality line of prescription frames and eyewear accessories.

   The acquisition increases Gargoyles' share of the women's premium sunglass market, a key growth target for the company, said Doug Hauff, president and chief executive officer.

   "The addition of the widely respected Ellen Tracy name immediately gives us a strong presence in the high-fashion women's premium sunglass market, which is a new segment for us," he said. "We are excited to add Ellen Tracy eyewear, as well as the other quality Private Eyes collections, to the Gargoyles family."

   Hauff said the acquisition of Private Eyes, which has its own sales force for department stores, also enables Gargoyles to strengthen its presence in the department store channel, which had been underpenetrated by the company.

   "Private Eyes also brings us outstanding expertise in the research, development and design of women's premium eyewear, which we didn't have before," Hauff added.

   Ellen Tracy eyewear features a collection of high-quality, high-fashion women's sunglasses, readers, optical frames and accessories in a variety of designs ranging from traditional to fashion-forward. The

5866 SOUTH 194TH ST.  KENT, WA 98032  T 206.872.6100  F 206.872.3468
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collection reflects the professional, self-assured and feminine look associated with the highly successful Ellen Tracy line of women's clothing.

   Emmanuelle Khanh Paris Eyewear is a high-end premium eyewear line for women, with a 25-year history of producing frames with unique, hand-crafted ornamentations. Its newest collections for 1997 are designed to broaden the Emmanuelle Khanh customer base with more contemporary styling and clean, subtle, elegant details.

   Retail prices for Ellen Tracy eyewear range from $50 to $250, while retail prices for Emmanuelle Khanh Paris Eyewear range from $125 to $300.

   Private Eyes also manufactures its own line of accessories -- designed to complete the consumer's eyewear package with beautifully crafted cases, chains and repair kits -- as well as prescription eyewear frames sold exclusively through top optical outlets.

   "This move makes sense for both companies," said Richard Hammel, president of Private Eyes. "Gargoyles adds high-quality brands that fit well with the company's business strategies, while Private Eyes now has access to the distribution and marketing resources necessary to take our brands to a higher level."

   Herb Gallen, chairman of Ellen Tracy, remarked, "We are very excited with the acquisition of Private Eyes by Gargoyles. The merging of these two organizations makes for a stronger combination of design, marketing and promotional skills. Doug Hauff and his organization will bring Ellen Tracy optical and sunglasses to the forefront of the fashion eyewear business."

   Gargoyles, Inc., founded in 1983 and based in Kent, Wash., manufactures and markets Gargoyles Performance Eyewear, a line of performance and outdoor lifestyle-oriented sunglasses which combine innovative styling with its patented dual lens toric curve technology.

   The company owns the Hobie sunglass line, a leading line of polarized sunglasses, which is one of the fastest-emerging categories within the premium sunglass market. In the first quarter of 1997, the company introduced the Timberland line, a line of outdoor lifestyle-oriented sunglasses under license from the Timberland Company. In addition, early in the second quarter of 1997, the company completed its acquisition of Sungold I-Wear, which manufactures the Stussy and Anarchy lines.

   The company also offers a popular line of protective eyewear focused primarily on the medical and dental market segments.

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